Exhibit 10.2
RETENTION AGREEMENT
     This Retention Agreement (“Agreement”) is made and entered into effective December 1, 2010 between Enterprise Products Company (“Company”) and W. Randall Fowler (“Employee”).
     WHEREAS, Company desires to enter into this Agreement with Employee to provide a retention payment to encourage Employee to remain employed with Company, perform in a highly effective manner, and proactively execute the strategy that the Company and its Company Affiliates (defined below) employ;
     NOW, THEREFORE, in consideration thereof and of the covenants hereafter set forth, the parties hereby agree as follows:
1. Retention Payment.
     A. Following the completion of 48 months of continuous employment by Employee with Company from the effective date of this Agreement (“Retention Period”), Employee will receive from Company a lump sum payment in the gross amount of five million dollars and no cents ($5,000,000.00), less any applicable withholding taxes on such payment (“Retention Payment”). The Retention Payment shall be paid within seven (7) business days after the completion of the Retention Period.
     B. Notwithstanding the Retention Period set forth in Section 1.A. above, Employee shall receive, or in the event of the Employee’s death, the designated beneficiary of Employee shall receive, unless otherwise required under Section 5.E., the Retention Payment within thirty (30) days of a Qualifying Termination (as defined below). A Qualifying Termination means (i) a termination of the Employee’s employment with the Company and any Company Affiliate (as defined in Section 1.E.) prior to the end of the Retention Period, which termination constitutes a “separation from service” as such term is defined by the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), due to (a) Employee’s death or (b) Employee’s Disability as defined in Section 2 of this Agreement; or (ii) a termination of the Employee’s employment with the Company and any Company Affiliate by the Company other than for “Cause” as defined in Section 2 of this Agreement prior to the end of the Retention Period, which termination constitutes an “involuntary separation from service” as such term is defined by the regulations under Section 409A, due to (a) Employee’s job elimination by Company; (b) a business reorganization of Company; or (c) a sale of Company or Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”).
     C. The Retention Payment is in addition to any discretionary incentive compensation that the Company or any Company Affiliate may, in its sole discretion, grant or have in place from time to time, including participation in a performance-based annual incentive plan and a long term incentive (LTI) program for executives.
     D. Any question as to whether there has been a termination of Employee’s employment, and the cause associated with such termination, shall be determined by the Board of Directors of the general partner of EPD.
2. Termination of Employment.
     Termination for “Cause” under this Agreement shall mean a determination in good faith by the Board of Directors of the general partner of EPD that “Cause” exists to terminate the Employee. “Cause”

shall mean (i) an act of willful misconduct or gross negligence in the performance of Employee’s duties resulting in damage or injuries to Company or Company Affiliates, (ii) the appropriation (or attempted appropriation) of a business opportunity of Company or Company Affiliates, including attempting to secure or securing any personal gain in connection with any transaction entered into on behalf of Company or Company Affiliates, (iii) the misappropriation (or attempted misappropriation) of any of the funds or property of Company or Company Affiliates, (iv) willful and continued failure to perform any substantial duties of Employee’s position (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or disability) that is not cured within 30 days following written notice of such failure to perform from Company to the Employee, or (v) the conviction of, indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest, with respect to a felony or other crime of moral turpitude.
     “Company Affiliate” under this Agreement shall mean and include (i) EPCO Holdings, Inc., (ii) Enterprise Products OLPGP, Inc., (iii) EPD, (iv) Enterprise Products Holdings LLC, (v) Enterprise Products Operating LLC, (vi) DEP Holdings LLC, (vii) Duncan Energy Partners L.P. (“DEP”), (viii) the respective subsidiaries or affiliates of any of the foregoing entities, (ix) any other entity (A) which is controlled, directly or indirectly, individually, collectively or in any combination, by the Company or any of the foregoing entities or (B) in which any of the Company or any of the foregoing entities has a direct or indirect ownership interest, (x) any other entity (a) which is controlled, directly or indirectly, by the Estate of Dan L. Duncan, Deceased, his spouse, his descendants or any trusts for any of their respective benefit, individually, collectively or in any combination, or (b) in which any of them has a direct or indirect ownership interest and (xi) any predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors, or assigns of any of the foregoing.
     “Disability” under this Agreement shall mean the state or condition pursuant to which the Employee is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
3. Non-solicitation of Company Employees
     In the event Employee has been paid the Retention Payment pursuant to Section 1.B., Employee agrees that, for a period equal to the lesser of (i) 18 months after the date of the event which gives rise to the payment of such portion of the Retention Payment or (ii) the remainder of the Retention Period as if this Agreement were in full force and effect for the full Retention Period, Employee will not solicit or induce, either directly or indirectly, any employees of the Company or any Company Affiliate to cease employment with the Company or any Company Affiliate and will not assist any other person or entity in such a solicitation. Employee and Company agree that employees of the Company or any Company Affiliate may respond to open advertisements of employment with a future employer of Employee without inducement from Employee. Such voluntary actions by employees of the Company or any Company Affiliate do not violate this non-solicitation provision. Employee agrees that the restrictions in this Section 3 are reasonable and necessary to protect the Company’s investment in human resources and shall survive the termination of this Agreement.
4. Term of Agreement.
     This Agreement shall terminate (subject to the survival of Section 3 hereof pursuant to the last sentence of Section 3) on the earliest of (i) the date of payment of the Retention Payment to Employee or
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his designated beneficiary if a Qualifying Termination occurs prior to the end of the Retention Period; (ii) the date of Employee’s termination of employment which does not constitute a Qualifying Termination; or (iii) December 1, 2014.
5. Miscellaneous.
     A. Neither Employee, nor any person claiming under Employee, shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time, until the same shall have been actually distributed free and clear of the terms of this Agreement.
     B. This Agreement shall be binding upon and inure to the benefit of any successors to Company and all persons lawfully claiming under Employee. Nothing in this Agreement shall confer on Employee any right to continued employment or affect in any way the right of Company to terminate Employee’s employment at any time.
     C. The payments under this Agreement are neither intended nor should be construed as being additions to base salary or included in calculations of salary increases.
     D. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any conflict of law principles, and without regard to the place of execution or performance of employment duties, or residence of the parties. The exclusive venue for any dispute relating to this Agreement shall be Harris County, Texas.
     E. If the Retention Payment becomes payable by reason of a Qualifying Termination and fails to satisfy the requirements of the short-term deferral exception under Section 409A and/or otherwise constitutes nonqualified deferred compensation subject to Section 409A, and if Employee is a “specified employee” within the meaning of Section 409A (as determined by the Company in accordance with any method permitted under section 409A), then notwithstanding any provision of this Agreement to the contrary, such Retention Payment shall be paid on the first day of the seventh (7th) calendar month beginning after the date on which the Qualifying Termination occurs. This Agreement is intended, and its terms shall be interpreted as necessary, to comply with Section 409A.
     F. This Agreement constitutes the entire agreement of the parties with regard to the specific subject matter hereof and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter, and supersedes, replaces and terminates any prior employment or retention agreement between the undersigned and the Company or Company Affiliates. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement or promise relating to the subject matter that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be further authorized or approved by the Board of Directors of the general partner of EPD.
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     IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed and effective on the day and year first above written.

COMPANY		EMPLOYEE

Enterprise Products Company

By:	/s/ Gary P. Smith	/s/ W. Randall Fowler

Name:	Gary P. Smith	Name: W. Randall Fowler

Title:	Senior Vice President, Human Resources	This 9th day of December, 2010

This 9th day of December, 2010
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